Exhibit 99.1
News Release

Lockheed Martin Reports Fourth Quarter and Full Year 2021 Financial Results

•Net sales of $17.7 billion in the fourth quarter and $67.0 billion in 2021
•Net earnings from continuing operations of $2.0 billion, or $7.47 per share, in the fourth quarter and $6.3 billion, or $22.76 per share, in 2021
•Generated cash from operations of $4.3 billion in the fourth quarter and $9.2 billion in 2021
•Returned cash to shareholders through $2.1 billion of share repurchases and $762 million of dividends in the fourth quarter, and $4.1 billion of share repurchases and $2.9 billion of dividends in 2021
•2022 financial outlook provided

BETHESDA, Md., Jan. 25, 2022 – Lockheed Martin Corporation [NYSE: LMT] today reported fourth quarter 2021 net sales of $17.7 billion, compared to $17.0 billion in the fourth quarter of 2020. Net earnings from continuing operations in the fourth quarter of 2021 were $2.0 billion, or $7.47 per share, compared to $1.8 billion, or $6.38 per share, in the fourth quarter of 2020. Cash from operations was $4.3 billion in the fourth quarter of 2021, compared to $1.8 billion in the fourth quarter of 2020. Cash from operations in the fourth quarter of 2020 was after $1.0 billion of discretionary pension contributions.
“We closed the year on a strong note with solid growth in fourth quarter sales, segment operating profit, and earnings per share, while cash exceeded our projections as we delivered on our customer commitments and drove strong execution,” said Lockheed Martin Chairman, President and CEO James Taiclet. “We delivered significant value back to shareholders in 2021, including $7 billion in dividends and share repurchases, and our team continued to provide world-class support to our customers despite the ongoing challenges of the global pandemic. Through our strong balance sheet, we continue to invest in the many emerging growth opportunities ahead – from new aircraft competitions around the world, to our classified portfolio, to solid demand for our signature programs, to emerging technologies like hypersonics. Looking ahead to 2022, we will remain fully dedicated to service to our customers and dynamic and disciplined capital allocation for the benefit of our shareholders.”
Net earnings for the quarter ended Dec. 31, 2021 included net gains of $85 million ($64 million, or $0.23 per share, after-tax) due to increases in the fair value of investments held in the Lockheed Martin Ventures Fund. Net earnings for the year ended Dec. 31, 2021 included a noncash pension settlement charge of $1.7 billion ($1.3 billion, or $4.72 per share, after-tax) associated with the $4.9 billion gross pension liability transfer completed in the third quarter; net gains of $265 million ($199 million, or $0.72 per share, after-tax) due to increases in the fair value of investments held in the Lockheed Martin Ventures Fund; and severance and restructuring charges of $36 million ($28 million, or $0.10 per share, after-tax) announced in the first quarter. Net earnings for the year ended Dec. 31, 2020 included a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for an investment in a joint venture; and severance charges of $27 million ($21 million, or $0.08 per share, after-tax).

Update on Proposed Aerojet Rocketdyne Acquisition

Earlier this month, Lockheed Martin and Aerojet Rocketdyne agreed with the Federal Trade Commission (FTC) that the parties would not close the transaction before Jan. 27, 2022, to enable the parties to discuss the scope and nature of the merchant supply and firewall commitments previously offered by Lockheed Martin. Lockheed Martin has been advised by the FTC that its concerns regarding the transaction cannot be addressed adequately by the terms of a consent order. Lockheed Martin believes it is highly likely that the FTC will vote to sue to block the transaction and expects they will make a decision before Jan. 27, 2022.
If the FTC sues to block the transaction, Lockheed Martin could elect to defend the lawsuit or terminate the merger agreement. Additional information concerning the transaction can be found in Lockheed Martin’s 2021 Form 10-K that has been filed with the Securities and Exchange Commission.
Lockheed Martin continues to believe in the benefits of the transaction for the United States and its allies, the industry, and all of the company’s stakeholders.

Summary Financial Results

The following table presents the company’s summary financial results.

	(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2021	2020	2021	2020
	Net sales	$17,729	$17,032	$67,044	$65,398

	Business segment operating profit[1]	$2,014	$1,875	$7,379	$7,152
	Unallocated items
	FAS/CAS operating adjustment	491	469	1,960	1,876
	Severance and restructuring charges[2]	—	(27)	(36)	(27)
	Other, net[3]	(50)	(28)	(180)	(357)
	Total unallocated items	441	414	1,744	1,492
	Consolidated operating profit	$2,455	$2,289	$9,123	$8,644

	Net earnings (loss) from
	Continuing operations[2,3,4]	$2,049	$1,792	$6,315	$6,888
	Discontinued operations[5]	—	—	—	(55)
	Net earnings	$2,049	$1,792	$6,315	$6,833

	Diluted earnings (loss) per share from
	Continuing operations[2,3,4]	$7.47	$6.38	$22.76	$24.50
	Discontinued operations[5]	—	—	—	(0.20)
	Diluted earnings per share	$7.47	$6.38	$22.76	$24.30

	Cash from operations[6]	$4,268	$1,807	$9,221	$8,183

1	Business segment operating profit is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	Severance and restructuring charges for the year ended Dec. 31, 2021 include charges of $36 million ($28 million, or $0.10 per share, after-tax) for previously announced actions at the company’s Rotary and Mission Systems business segment recognized in the first quarter of 2021. Severance and restructuring charges for the quarter and year ended Dec. 31, 2020 include charges of $27 million ($21 million, or $0.08 per share, after-tax) for previously announced actions related to corporate functions.
3	Other, net for the year ended Dec. 31, 2020 includes a noncash impairment charge of $128 million ($96 million, or $0.34 per share, after-tax) for the investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC) recognized in the second quarter of 2020.
4
Net earnings from continuing operations for the quarter and year ended Dec. 31, 2021 include net gains of $85 million ($64 million, or $0.23 per share, after-tax) and $265 million ($199 million, or $0.72 per share, after-tax) due to increases in the fair value of investments held in the Lockheed Martin Ventures Fund. Net earnings from continuing operations for the year ended Dec. 31, 2021 also include a previously announced noncash, non-operating pension settlement charge of $1.7 billion ($1.3 billion, or $4.72 per share, after-tax) related to the purchase of group annuity contracts to transfer $4.9 billion of gross pension obligations to an insurance company in the third quarter of 2021.

5
Net earnings from discontinued operations for the year ended Dec. 31, 2020 include a noncash charge in the third quarter of 2020 for $55 million ($0.20 per share) resulting from the resolution of certain tax matters related to the former Information Systems & Global Solutions business divested in 2016.

6
Cash from operations for the year ended Dec. 31, 2021 is after employer payroll tax payments of $942 million, compared to $222 million for the year ended Dec. 31, 2020. In 2020, the company deferred the payment of $460 million of the employer portion of payroll taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), of which $230 million was paid in the fourth quarter of 2021 with the remaining $230 million to be paid in the fourth quarter of 2022. In addition, cash from operations for the quarter and year ended Dec. 31, 2020 is net of discretionary pension contributions of $1.0 billion.

2022 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company’s current expectations. Actual results may differ materially from those projected. It is the company’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, pension risk transfer transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	2022 Current Outlook[1]

	Net sales	~$66,000

	Business segment operating profit[2]	~$7,175

	Net FAS/CAS pension adjustment[3,4]	~$2,260

	Diluted earnings per share	~$26.70

	Cash from operations	≥$7,900
	R&D capitalization assumption[5]	~$500
	Cash from operations (excluding R&D)[2]	≥$8,400

	Cash from operations	≥$7,900
	Capital expenditures	~$(1,900)
	Free cash flow[2]	≥$6,000

1	The company’s current 2022 financial outlook reflects known impacts from the COVID-19 pandemic based on the company’s understanding at the time of this news release and its experience to date. However, the company cannot predict how the pandemic will evolve or what impact it will continue to have. Therefore, no additional impacts to the company’s operations or its supply chain as a result of continued disruption from, or policies in response to, COVID-19 for periods subsequent to the time of this news release have been incorporated into the company’s current 2022 financial outlook. The ultimate impacts of COVID-19 on the company’s financial results for 2022 and beyond remain uncertain and there can be no assurance that the company’s underlying assumptions are correct. Additionally, the current 2022 financial outlook does not include any future gains or losses related to changes in valuations of the company's investments held in the Lockheed Martin Ventures Fund as the company cannot predict changes in the valuation of its investments or market events. It also assumes continued accelerated payments to suppliers, with a focus on small and at-risk businesses. Further, the 2022 financial outlook does not incorporate the pending acquisition of Aerojet Rocketdyne Holdings, Inc. and related transaction costs.
2
Business segment operating profit, cash from operations (excluding R&D) and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

3	The net FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.8 billion and total expected financial accounting standards (FAS) pension income of approximately $460 million. CAS pension cost and the service cost component of FAS pension income are included in operating profit. The non-service cost components of FAS pension income are included in non-operating income (expense). For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.
4	The net FAS/CAS pension adjustment was calculated using a 2.875% discount rate at Dec. 31, 2021, an approximate 10.5% return on plan assets in 2021, and an expected 6.5% long-term rate of return on plan assets in future years.
5
A provision of the Tax Cuts and Jobs Act of 2017 went into effect on Jan. 1, 2022 that requires companies to capitalize and amortize research and development costs over five years rather than deducting such costs in the year incurred for tax purposes. The company currently estimates that unless the provision is deferred, modified, or repealed, this change will result in an additional $500 million of tax payments in 2022, which has been reflected in the company’s current 2022 financial outlook for cash from operations. This change is not expected to have a significant impact on the company’s net earnings.

Cash Deployment Activities

The company’s cash deployment activities in the quarter and year end Dec. 31, 2021, included the following:

•accelerating $2.2 billion of payments to suppliers during the quarter ended Dec. 31, 2021 that were due in the first quarter of 2022, compared to accelerating $2.1 billion of payments to suppliers in the fourth quarter of 2020 that were due in the first quarter of 2021;
•making no pension contributions during the quarter and year ended Dec. 31, 2021, compared to making discretionary pension contributions of $1.0 billion during the quarter and year ended Dec. 31, 2020;
•making capital expenditures of $607 million and $1.5 billion during the quarter and year ended Dec. 31, 2021, compared to $722 million and $1.8 billion during the quarter and year ended Dec. 31, 2020;
•paying cash dividends of $762 million and $2.9 billion during the quarter and year ended Dec. 31, 2021, compared to $728 million and $2.8 billion during the quarter and year ended Dec. 31, 2020;
•paying $2.1 billion to repurchase 6.1 million shares (including 2.2 million shares received upon settlement of an accelerated share repurchase agreement (ASR) in January 2022) and $4.1 billion to repurchase 11.7 million shares (including the 2.2 million shares received upon settlement of an ASR in January 2022) during the quarter and year ended Dec. 31, 2021, compared to no shares repurchased and paying $1.1 billion to repurchase 3.0 million shares during the quarter and year ended Dec. 31, 2020;
•making no repayments and a scheduled repayment of $500 million of long-term debt during the quarter and year ended Dec. 31, 2021, compared to making repayments of $500 million and $1.7 billion of long-term debt during the quarter and year ended Dec. 31, 2020; and
•receiving no proceeds from the issuance of debt during the year ended Dec. 31, 2021, compared to receiving $1.1 billion of net proceeds from the issuance of debt during the year ended Dec. 31, 2020.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company’s business segments and reconciles these amounts to the company’s consolidated financial results.

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2021	2020	2021	2020
Net sales
Aeronautics	$7,127	$6,714	$26,748	$26,266
Missiles and Fire Control	3,219	2,866	11,693	11,257
Rotary and Mission Systems	4,460	4,212	16,789	15,995
Space	2,923	3,240	11,814	11,880
Total net sales	$17,729	$17,032	$67,044	$65,398

Operating profit
Aeronautics	$820	$727	$2,799	$2,843
Missiles and Fire Control	438	374	1,648	1,545
Rotary and Mission Systems	448	406	1,798	1,615
Space	308	368	1,134	1,149
Total business segment operating profit	2,014	1,875	7,379	7,152
Unallocated items
FAS/CAS operating adjustment	491	469	1,960	1,876
Severance and restructuring charges	—	(27)	(36)	(27)
Other, net	(50)	(28)	(180)	(357)
Total unallocated items	441	414	1,744	1,492
Total consolidated operating profit	$2,455	$2,289	$9,123	$8,644

Net sales and operating profit of the company’s business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the company’s business segments includes the company’s share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the company’s business segments also excludes the FAS/CAS pension operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, and other miscellaneous corporate activities.
The company recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segments’ net sales and cost of sales. The company’s consolidated financial statements must present pension and other postretirement benefit plan income calculated in accordance with FAS requirements under

U.S. generally accepted accounting principles. The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension (expense) income and total CAS pension cost. The non-service FAS pension (expense) income component is included in other non-service FAS pension (expense) income in our consolidated statements of earnings. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension income (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, cost recoveries on severance and restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The company’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 29% and 28% of total segment operating profit in the quarter and year ended Dec. 31, 2021, as compared to 25% and 26% in the quarter and year ended Dec. 31, 2020.

Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2021	2020	2021	2020
Net sales	$7,127	$6,714	$26,748	$26,266
Operating profit	820	727	2,799	2,843
Operating margin	11.5%	10.8%	10.5%	10.8%

Aeronautics’ net sales during the fourth quarter of 2021 increased $413 million, or 6%, compared to the same period in 2020. The increase was primarily attributable to higher net sales of approximately $270 million for the F-35 program due to higher volume on production contracts that was partially offset by lower volume on development contracts; and about $110 million for classified contracts due to higher volume and risk retirements.

Aeronautics’ operating profit during the fourth quarter of 2021 increased $93 million, or 13%, compared to the same period in 2020. The increase was primarily attributable to higher operating profit of approximately $55 million for classified contracts due to higher risk retirements; and about $35 million for the C-130 program due to higher risk retirements on sustainment activities. Operating profit for the F-35 program was comparable as higher volume on production contracts was offset by lower risk retirements on sustainment contracts. Adjustments not related to volume, including net profit booking rate adjustments, were $80 million higher in the fourth quarter of 2021 compared to the same period in 2020.

Aeronautics’ net sales in 2021 increased $482 million, or 2%, compared to 2020. The increase was primarily attributable to higher net sales of approximately $290 million on classified contracts due to higher volume; about $180 million for the F-16 program due to higher volume on production contracts that was partially offset by lower sustainment volume; approximately $75 million for the F-35 program primarily due to higher volume on production and sustainment contracts that was partially offset by lower volume on development contracts; and about $30 million for the C-130 program primarily due to higher volume on production contracts and higher risk retirements on sustainment activities. These increases were partially offset by a decrease of approximately $170 million for lower sustainment volume for the F-22 program.

Aeronautics' operating profit in 2021 decreased $44 million, or 2%, compared to 2020. The decrease was primarily attributable to lower operating profit of approximately $120 million for classified contracts primarily due to a $225 million loss recognized in the second quarter of 2021 for performance issues experienced on a classified program that was partially offset by higher risk retirements on other classified programs recognized in the second half of 2021; and about $70 million for the F-35 program due to lower risk retirements and volume on development contracts and lower risk retirements on production contracts that were partially offset by higher risk retirements and volume on sustainment contracts. These decreases were partially offset by an increase of approximately $90 million for the C-130 program due to higher risk retirements on sustainment contracts; and about $50 million for the F-16 program due to higher risk retirements on sustainment contracts and higher production volume. Adjustments not related to volume, including net profit booking rate adjustments, were $60 million lower in 2021 compared to 2020.

Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2021	2020	2021	2020
Net sales	$3,219	$2,866	$11,693	$11,257
Operating profit	438	374	1,648	1,545
Operating margin	13.6%	13.0%	14.1%	13.7%

MFC’s net sales during the fourth quarter of 2021 increased $353 million, or 12%, compared to the same period in 2020. The increase was primarily attributable to higher net sales of approximately $200 million for integrated air and missile defense programs due to higher volume (primarily PAC-3); and about $190 million for tactical and strike missile programs due to higher volume (primarily Hellfire, Long Range Anti-Ship Missile (LRASM) and Joint Air-to-Surface Standoff Missile (JASSM)). These increases were partially offset by a decrease of about $40 million for sensors and global sustainment programs due to lower volume (primarily Special Operations Forces Global Logistics Support Services (SOF GLSS)).

MFC’s operating profit during the fourth quarter of 2021 increased $64 million, or 17%, compared to the same period in 2020. The increase was primarily attributable to higher operating profit of approximately $40 million for tactical and strike missile programs due to higher volume (primarily Hellfire, LRASM and JASSM) and higher risk retirements (primarily Guided Multiple Launch Rocket Systems (GMLRS)); and about $25 million for integrated air and missile defense programs due to higher volume (primarily PAC-3). Adjustments not related to volume, including net profit booking rate adjustments, were comparable in the fourth quarter of 2021 to the same period in 2020.

MFC's net sales in 2021 increased $436 million, or 4%, compared to 2020. The increase was primarily attributable to higher net sales of approximately $340 million for integrated air and missile defense programs due to higher volume and risk retirements (primarily PAC-3); and about $215 million for tactical and strike missile programs due to higher volume (primarily LRASM and JASSM). These increases were partially offset by a decrease of approximately $90 million for sensors and global sustainment programs due to lower volume (primarily Sniper Advanced Targeting Pod (SNIPER®) and Apache) that was partially offset by close out activities related to the Warrior Capability Sustainment Program (Warrior) that was terminated by the customer in March 2021.

MFC's operating profit in 2021 increased $103 million, or 7%, compared to 2020. The increase was primarily attributable to higher operating profit of approximately $65 million for integrated air and missile defense programs due to higher risk retirements and volume (primarily PAC-3); about $45 million for tactical and strike missile programs due to higher volume (primarily LRASM and JASSM) and higher risk retirements (primarily GMLRS); and approximately $20 million for sensors and global sustainment programs due to the reversal of a portion of previously recorded losses on the Warrior program in the second and third quarters of 2021 that will not recur as a result of the program being terminated, which was partially offset by lower volume (primarily SNIPER and Apache). These increases were partially offset by charges of approximately $25 million due to performance issues on an energy program during the third quarter of 2021. Adjustments not related to volume, including net profit booking rate adjustments, were $85 million higher in 2021 compared to 2020.

Rotary and Mission Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2021	2020	2021	2020
Net sales	$4,460	$4,212	$16,789	$15,995
Operating profit	448	406	1,798	1,615
Operating margin	10.0%	9.6%	10.7%	10.1%

RMS’ net sales during the fourth quarter of 2021 increased $248 million, or 6%, compared to the same period in 2020. The increase was primarily attributable to higher net sales of approximately $115 million for various C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to higher volume; about $70 million for training and logistics solutions (TLS) programs due to higher volume; and approximately $45 million for integrated warfare systems and sensors (IWSS) programs due to higher volume on Canadian Surface Combatant (CSC) and Aegis programs.

RMS’ operating profit during the fourth quarter of 2021 increased $42 million, or 10%, compared to the same period in 2020. The increase was primarily attributable to higher operating profit of approximately $30 million for Sikorsky helicopter programs due to higher risk retirements (primarily Combat Rescue Helicopter (CRH) and VH-92A); and about $20 million for C6ISR programs due to higher risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were $10 million higher in the fourth quarter of 2021 compared to the same period in 2020.

RMS’ net sales in 2021 increased $794 million, or 5%, compared to 2020. The increase was primarily attributable to higher net sales of $540 million for Sikorsky helicopter programs due to higher production volume (Black Hawk, CH-53K and CRH); and about $340 million for TLS programs primarily due to the delivery of an international pilot training system in the first quarter of 2021. These increases were partially offset by lower net sales of about $65 million for IWSS programs due to lower volume on the LCS and TPQ-53 programs that were partially offset by higher volume on the CSC and Aegis programs.

RMS’ operating profit in 2021 increased $183 million, or 11%, compared to 2020. The increase was primarily attributable to higher operating profit of approximately $140 million for Sikorsky helicopter programs due to higher risk retirements (Black Hawk and CH-53K), higher production volume (Black Hawk and CRH), and lower charges on the CRH program in the first half of 2021; and about $10 million for TLS programs due to the delivery of an international pilot training system in the first quarter of 2021. Operating profit for IWSS programs was comparable as lower risk retirements on the LCS program and lower volume on the TPQ-53 program were offset by higher volume on the CSC program and lower charges on a ground-based radar program. Adjustments not related to volume, including net profit booking rate adjustments, were $80 million higher in 2021 compared 2020.

Space

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2021	2020	2021	2020
Net sales	$2,923	$3,240	$11,814	$11,880
Operating profit	308	368	1,134	1,149
Operating margin	10.5%	11.4%	9.6%	9.7%

Space’s net sales during the fourth quarter of 2021 decreased $317 million, or 10%, compared to the same period in 2020. The decrease was primarily attributable to lower net sales of approximately $385 million due to the June 30, 2021 renationalization of the Atomic Weapons Establishment (AWE) program after which date, the ongoing operations are no longer included in the company's financial results; and about $80 million for commercial civil space programs due to lower volume (primarily Orion). These decreases were partially offset by higher net sales of about $165 million for strategic and missile defense programs due to higher volume (primarily Next Generation Interceptor (NGI), Fleet Ballistic Missile (FBM) and hypersonic development).

Space’s operating profit during the fourth quarter of 2021 decreased $60 million, or 16%, compared to the same period in 2020. The decrease was primarily attributable to approximately $60 million of lower equity earnings from the company's investment in United Launch Alliance (ULA) due to launch vehicle mix; and about $25 million for commercial civil space programs due to lower risk retirements and volume (primarily Orion). These decreases were partially offset by an increase of approximately $10 million for strategic and missile defense programs due to higher risk retirements (primarily FBM) that were partially offset by lower risk retirements (primarily hypersonic development). There was not a significant decrease in operating profit for the AWE program as its operating profit in the fourth quarter of 2020 was mostly offset by accelerated and incremental amortization expense for intangible assets as a result of the renationalization. Adjustments not related to volume, including net profit booking rate adjustments, were $10 million higher in the fourth quarter of 2021 compared to the same period in 2020.

Space’s net sales in 2021 decreased $66 million, or 1%, compared to 2020. The decrease was primarily attributable to lower net sales of approximately $535 million due to the renationalization of the AWE program; and about $105 million for commercial civil space programs due to lower volume (primarily Orion). These decreases were partially offset by higher net sales of approximately $405 million for strategic and missile defense programs due to higher volume (primarily hypersonic development and NGI programs); and about $140 million for national security space programs due to higher volume and risk retirements (primarily Next Gen OPIR and SBIRS).

Space’s operating profit in 2021 decreased $15 million, or 1%, compared to 2020. The decrease was primarily attributable to approximately $70 million of lower equity earnings from the company's investment in ULA due to lower launch volume and launch vehicle mix; and about $20 million due to the renationalization of the AWE program. These decreases were partially offset by an increase of about $35 million for strategic and missile defense programs due to higher volume (primarily hypersonic development programs); and approximately $25 million for national security space programs due to higher risk retirements (primarily SBIRS and classified programs) and higher volume (primarily Next Gen OPIR) that was partially offset by charges of about $80 million on a commercial ground solutions program. Operating profit was comparable for commercial civil space programs as higher risk retirements (primarily space transportation programs) were offset by lower volume (primarily Orion). Adjustments not related to volume, including net profit booking rate adjustments, were $100 million higher in 2021 compared to 2020.

Total equity earnings (primarily ULA) represented approximately $30 million, or 9%, and approximately $65 million, or 6%, of Space's operating profit during the quarter and year ended Dec. 31, 2021, compared to approximately $90 million, or 24%, and approximately $135 million, or 12%, in the quarter and year ended Dec. 31, 2020.

Income Taxes

The company’s effective income tax rate was 17.7% and 16.4% in the quarter and year ended Dec. 31, 2021, compared to 18.1% and 16.4% in the quarter and year ended Dec. 31, 2020. The rates for the year ended Dec. 31, 2021 and Dec. 31, 2020 benefited from tax deductions for foreign derived intangible income, the research and development tax credit, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature and tax deductions for employee equity awards.
The rate for the quarter ended Dec. 31, 2021 was lower than the rate for the quarter ended Dec. 31, 2020 primarily due to increased research and development tax credits partially offset by a reduction in the tax deduction for foreign derived intangible income.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the company’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company’s business segments before unallocated income and expense. This measure is used by the company’s senior management in evaluating the performance of its business segments and is a performance goal in the company’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2022 Current Outlook[1]
	Business segment operating profit (non-GAAP)	~$7,175
	FAS/CAS operating adjustment[2]	~1,705
	Other, net	~(350)
	Consolidated operating profit (GAAP)	~$8,530

1	The company’s current 2022 financial outlook reflects known impacts from the COVID-19 pandemic based on the company’s understanding at the time of this news release and its experience to date. However, the company cannot predict how the pandemic will evolve or what impact it will continue to have. Therefore, no additional impacts to the Company’s operations or its supply chain as a result of continued disruption from, or policies in response to, COVID-19 for periods subsequent to the time of this news release have been incorporated into the company’s current 2022 financial outlook. The ultimate impacts of COVID-19 on the company’s financial outlook for 2022 and beyond remain uncertain and there can be no assurance that the company’s underlying assumptions are correct.
2
Reflects the amount by which expected total CAS pension cost of $1.8 billion, exceeds the expected FAS pension service cost of $95 million. Excludes $555 million of expected non-service FAS pension income. Refer to the supplemental table "Other Supplemental Information" included in this news release for a detail of the FAS/CAS operating adjustment.

Net FAS/CAS pension adjustment – adjusted
Net FAS/CAS pension adjustment has been adjusted for the third quarter 2021 noncash, non-operating pension settlement charge of $1.7 billion. Management believes that the exclusion of the pension settlement charge related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company, is useful to understanding the company’s underlying business performance and comparing performance from period to period.

Free Cash Flow
Free Cash Flow is cash from operations less capital expenditures. The company uses free cash flow to evaluate its business performance and overall liquidity. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchase and debt repayments) or available to fund acquisitions. The entire free cash flow amount is not necessarily available for discretionary expenditures.
Cash from operations (excluding R&D)
Cash from operations (excluding R&D) is cash from operations excluding the impact of a provision of the Tax Cuts and Jobs Act of 2017 related to research and development costs that went into effect on Jan. 1, 2022. The provision requires that companies capitalize and amortize research and development costs over five years for tax purposes rather than deducting such costs in the year incurred. The company believes this adjusted measure of cash from operations is useful to investors because it allows for a comparison against prior periods of the company’s ability to generate cash controlling for the change in tax law, and because the impact of the new tax law will lessen over the course of the five-year amortization period and become immaterial in the sixth year.

Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Jan. 25, 2022, at 11 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com

Investor Relations Contacts:
Greg Gardner, vice president, Investor Relations, +1 301-897-6584, greg.m.gardner@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of COVID-19 or future epidemics on the company’s business, including potential supply chain disruptions, facility closures, work stoppages, program delays, payment policies and regulations, the company’s ability to recover its costs under contracts and uncertainty regarding the impacts of potential vaccine mandates or other requirements;
•budget uncertainty, the risk of future budget cuts, the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•the company’s reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including the company's largest, the F-35 program;
•planned production rates and orders for significant programs; compliance with stringent performance and reliability standards; materials availability;
•performance and financial viability of key suppliers, teammates, joint ventures and partners, subcontractors and customers;
•economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt the company's supply chain or prevent the sale or delivery of its products (such as delays in approvals for exports requiring Congressional notification);
•trade policies or sanctions (including potential Chinese sanctions on the company or its suppliers, teammates or partners and U.S. Government sanctions on Turkey and its removal from the F-35 program);
•the company's success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•changes in foreign national priorities and foreign government budgets and planned orders;
•the competitive environment for the company's products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from emerging competitors including startups and non-traditional defense contractors, and bid protests;
•the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to develop new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to attract and retain a highly skilled workforce; the impact of work stoppages or other labor disruptions;
•cyber or other security threats or other disruptions faced by the company or its suppliers;
•the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;
•the company's ability to recover costs under U.S. Government contracts, our mix of fixed-price and cost-reimbursable contracts and the impacts of cost overruns and significant increases in inflation;
•the accuracy of the company's estimates and projections;
•the impact of pension risk transfers, including potential noncash settlement charges; timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment; actual returns on pension plan assets and the impact of pension related legislation;
•the successful operation of joint ventures that the company does not control;

•realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility in the fair value of investments in the company's Lockheed Martin Ventures Fund that are marked to market;
•risks related to the company's proposed acquisition of Aerojet Rocketdyne, including the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals, or any related litigation, and the company's ability to successfully and timely integrate the business and realize synergies and other expected benefits of the transaction;
•the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•the risk of an impairment of the company's assets, including the potential impairment of goodwill recorded as a result of the acquisition of the Sikorsky business;
•the availability and adequacy of the company's insurance and indemnities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy, including a reversal or modification to the DoD’s increase to the progress payment rate in response to COVID-19;
•changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application; and
•the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2021. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings
(unaudited; in millions, except per share data)

		Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2021	2020	2021	2020
	Net sales	$17,729	$17,032	$67,044	$65,398
	Cost of sales[1]	(15,307)	(14,818)	(57,983)	(56,744)
	Gross profit	2,422	2,214	9,061	8,654
	Other income (expense), net[2]	33	75	62	(10)
	Operating profit	2,455	2,289	9,123	8,644
	Interest expense	(146)	(149)	(569)	(591)
	Non-service FAS pension (expense) income[3]	93	55	(1,292)	219
	Other non-operating income (expense), net[4]	88	(8)	288	(37)
	Earnings from continuing operations before income taxes	2,490	2,187	7,550	8,235
	Income tax expense	(441)	(395)	(1,235)	(1,347)
	Net earnings from continuing operations	2,049	1,792	6,315	6,888
	Net loss from discontinued operations	—	—	—	(55)
	Net earnings	$2,049	$1,792	$6,315	$6,833
	Effective tax rate	17.7%	18.1%	16.4%	16.4%

	Earnings (loss) per common share
	Basic
	Continuing operations	$7.50	$6.41	$22.85	$24.60
	Discontinued operations[5]	—	—	—	(0.20)
	Basic earnings per common share	$7.50	$6.41	$22.85	$24.40

	Diluted
	Continuing operations	$7.47	$6.38	$22.76	$24.50
	Discontinued operations[5]	—	—	—	(0.20)
	Diluted earnings per common share	$7.47	$6.38	$22.76	$24.30

	Weighted average shares outstanding
	Basic	273.3	279.7	276.4	280.0
	Diluted	274.3	281.0	277.4	281.2

	Common shares reported in stockholders’ equity at end of period			271	279

1
During the quarter ended March 28, 2021, the company recognized severance and restructuring charges of $36 million ($28 million, or $0.10 per share, after-tax) for previously announced actions at the company’s Rotary and Mission Systems business segment. In the fourth quarter of 2020, the company recognized severance charges of $27 million ($21 million, or $0.08 per share, after-tax) for previously announced actions related to corporate functions.

2
During the quarter ended June 28, 2020, the company recognized a noncash impairment charge of $128 million ($96 million, or $0.34 per share, after-tax) for the investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC).

3
During the quarter ended Sept. 26, 2021, the company recognized a $1.7 billion ($1.3 billion, or $4.72 per share, after-tax) noncash, non-operating pension settlement charge related to the purchase of group annuity contracts.

4
Other non-operating income (expense), net for the quarter and year ended Dec. 31, 2021 include net gains of $85 million ($64 million, or $0.23 per share, after-tax) and $265 million ($199 million, or $0.72 per share, after-tax) due to increases in the fair value of investments held in the Lockheed Martin Ventures Fund.

5
Net earnings from discontinued operations for the year ended Dec. 31, 2020, include a noncash charge in third quarter of 2020 for $55 million ($0.20 per share) resulting from the resolution of certain tax matters related to the former Information Systems & Global Solutions business divested in 2016.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended Dec. 31,			Years Ended Dec. 31,
		2021	2020	% Change	2021	2020	% Change
	Net sales
	Aeronautics	$7,127	$6,714	6%	$26,748	$26,266	2%
	Missiles and Fire Control	3,219	2,866	12%	11,693	11,257	4%
	Rotary and Mission Systems	4,460	4,212	6%	16,789	15,995	5%
	Space	2,923	3,240	(10%)	11,814	11,880	(1%)
	Total net sales	$17,729	$17,032	4%	$67,044	$65,398	3%

	Operating profit
	Aeronautics	$820	$727	13%	$2,799	$2,843	(2%)
	Missiles and Fire Control	438	374	17%	1,648	1,545	7%
	Rotary and Mission Systems	448	406	10%	1,798	1,615	11%
	Space	308	368	(16%)	1,134	1,149	(1%)
	Total business segment operating profit	2,014	1,875	7%	7,379	7,152	3%
	Unallocated items
	FAS/CAS operating adjustment	491	469		1,960	1,876
	Severance and restructuring charges[1]	—	(27)		(36)	(27)
	Other, net[2]	(50)	(28)		(180)	(357)
	Total unallocated items	441	414	7%	1,744	1,492	17%
	Total consolidated operating profit	$2,455	$2,289	7%	$9,123	$8,644	6%

	Operating margin
	Aeronautics	11.5%	10.8%		10.5%	10.8%
	Missiles and Fire Control	13.6%	13.0%		14.1%	13.7%
	Rotary and Mission Systems	10.0%	9.6%		10.7%	10.1%
	Space	10.5%	11.4%		9.6%	9.7%
	Total business segment operating margin	11.4%	11.0%		11.0%	10.9%

	Total consolidated operating margin	13.8%	13.4%		13.6%	13.2%

1
Severance and restructuring charges for the year ended Dec. 31, 2021 include charges of $36 million ($28 million, or $0.10 per share, after-tax) for previously announced actions at the company’s Rotary and Mission Systems business segment recognized in the first quarter of 2021. Severance and restructuring charges for the quarter and year ended Dec. 31, 2020 include charges of $27 million ($21 million, or $0.08 per share, after-tax) for previously announced actions related to corporate functions recognized in the fourth quarter of 2020.

2
Other, net for the year ended Dec. 31, 2020 includes a noncash impairment charge of $128 million ($96 million, or $0.34 per share, after-tax) for the investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC) recognized in the second quarter of 2020.

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2021	2020	2021	2020
Amortization of purchased intangibles
Aeronautics	$—	$—	$1	$—
Missiles and Fire Control	—	—	2	2
Rotary and Mission Systems	58	58	232	232
Space	4	16	50	37
Total amortization of purchased intangibles	$62	$74	$285	$271

		2022 Outlook	2021 Actual
	Total FAS income (expense) and CAS costs
	FAS pension income (expense)	$460	$(1,398)
	Less: CAS pension cost	1,800	2,066
	Net FAS/CAS pension adjustment	2,260	668
	Less: pension settlement charge	—	1,665
	Net FAS/CAS pension adjustment - adjusted[1,2]	$2,260	$2,333

	Service and non-service cost reconciliation
	FAS pension service cost	$(95)	$(106)
	Less: CAS pension cost	1,800	2,066
	FAS/CAS operating adjustment	1,705	1,960
	FAS pension non-service income (expense)	555	(1,292)
	Net FAS/CAS pension adjustment	2,260	668
	Less: pension settlement charge	—	1,665
	Net FAS/CAS pension adjustment - adjusted[1,2]	$2,260	$2,333

1	Net FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	The non-service cost components in the table above relate only to the company's qualified defined benefit pension plans. The company recognized a noncash, non-operating settlement charge of $1,665 million in the third quarter of 2021 related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	Dec. 31, 2021	Dec. 31, 2020
Assets
Current assets
Cash and cash equivalents	$3,604	$3,160
Receivables, net	1,963	1,978
Contract assets	10,579	9,545
Inventories	2,981	3,545
Other current assets	688	1,150
Total current assets	19,815	19,378

Property, plant and equipment, net	7,597	7,213
Goodwill	10,813	10,806
Intangible assets, net	2,706	3,012
Deferred income taxes	2,290	3,475
Other noncurrent assets	7,652	6,826
Total assets	$50,873	$50,710

Liabilities and equity
Current liabilities
Accounts payable	$780	$880
Salaries, benefits and payroll taxes	3,108	3,163
Contract liabilities	8,107	7,545
Current maturities of long-term debt	6	500
Other current liabilities	1,996	1,845
Total current liabilities	13,997	13,933

Long-term debt, net	11,670	11,669
Accrued pension liabilities	8,319	12,874
Other noncurrent liabilities	5,928	6,196
Total liabilities	39,914	44,672

Stockholders’ equity
Common stock, $1 par value per share	271	279
Additional paid-in capital	94	221
Retained earnings	21,600	21,636
Accumulated other comprehensive loss	(11,006)	(16,121)
Total stockholders’ equity	10,959	6,015
Noncontrolling interests in subsidiary	—	23
Total equity	10,959	6,038
Total liabilities and equity	$50,873	$50,710

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Years Ended Dec. 31,
	2021	2020
Operating activities
Net earnings	$6,315	$6,833
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,364	1,290
Stock-based compensation	227	221
Equity method investment impairment	—	128
Tax resolution related to former IS&GS business	—	55
Deferred income taxes	(183)	5
Pension settlement charge	1,665	—
Severance and restructuring charges	36	27
Changes in assets and liabilities
Receivables, net	15	359
Contract assets	(1,034)	(451)
Inventories	564	74
Accounts payable	(98)	(372)
Contract liabilities	562	491
Income taxes	45	(19)
Postretirement benefit plans	(267)	(1,197)
Other, net	10	739
Net cash provided by operating activities	9,221	8,183

Investing activities
Capital expenditures	(1,522)	(1,766)
Acquisitions of businesses	—	(282)
Other, net	361	38
Net cash used for investing activities	(1,161)	(2,010)

Financing activities
Issuance of long-term debt, net of related costs	—	1,131
Repayments of long-term debt	(500)	(1,650)
Repurchases of common stock	(4,087)	(1,100)
Dividends paid	(2,940)	(2,764)
Other, net	(89)	(144)
Net cash used for financing activities	(7,616)	(4,527)

Net change in cash and cash equivalents	444	1,646
Cash and cash equivalents at beginning of period	3,160	1,514
Cash and cash equivalents at end of period	$3,604	$3,160

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2020	$279	$221	$21,636	$(16,121)	$6,015	$23	$6,038
	Net earnings	—	—	6,315	—	6,315	—	6,315
	Other comprehensive income, net of tax[1]	—	—	—	5,115	5,115	—	5,115
	Dividends declared[2]	—	—	(2,944)	—	(2,944)	—	(2,944)
	Repurchases of common stock	(9)	(671)	(3,407)	—	(4,087)	—	(4,087)
	Stock-based awards, ESOP activity and other	1	544	—	—	545	—	545
	Net decrease in noncontrolling interests in subsidiary	—	—	—		—	(23)	(23)
	Balance at Dec. 31, 2021	$271	$94	$21,600	$(11,006)	$10,959	$—	$10,959

1	The change in other comprehensive loss, net of tax primarily relates to amounts recognized for the company's post-retirement benefit plans.
2	Represents dividends of $2.60 per share declared for each of the first, second and third quarters of 2021 and dividends of $2.80 per share declared for the fourth quarter of 2021.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	Dec. 31, 2021	Dec. 31, 2020
Aeronautics	$49,118	$56,551
Missiles and Fire Control	27,021	29,183
Rotary and Mission Systems	33,700	36,249
Space	25,516	25,148
Total backlog	$135,355	$147,131

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
Aircraft Deliveries	2021	2020	2021	2020
F-35	52	42	142	120
C-130J	7	10	22	22
Government helicopter programs	37	32	90	80
Commercial helicopter programs	1	1	3	1
International military helicopter programs	8	8	17	15

	Number of Weeks in Reporting Period[1]	2022	2021	2020
	First quarter	12	12	13
	Second quarter	13	13	13
	Third quarter	13	13	13
	Fourth quarter	14	14	13

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.